AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT
AGREEMENT, dated as of December 1, 2015 by and between each registered investment company listed on Schedule I to this Agreement (“RIC”), on its own behalf and on behalf of each of its series listed on Schedule II (each a “Fund” and together, the “Funds”), and Calvert Investment Administrative Services, Inc., a Delaware corporation (the “Administrator”), effective with respect to each Fund as of the Effective Date set out with respect to such Fund on Schedule II to this Agreement, as may be amended from time to time.
WHEREAS, each RIC is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
WHEREAS, each RIC desires to retain the Administrator and its permitted designees to provide certain administrative services and to oversee the provision of certain fund accounting services (collectively, the “Services”) to the RIC and the Funds on the terms set out in this Agreement, and the Administrator and its designees are willing to provide the Services to the RIC and each Fund on the terms set out in this Agreement; and
WHEREAS, each RIC and the Administrator desire to amend and restate the Administrative Services Agreement dated as of Original Commencement Date set out with respect to each RIC on Schedule I to this Agreement, as amended from time to time thereafter.
NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, each RIC, on behalf of itself and each Fund, and the Administrator agree as follows:
1.Appointment and Services.
(a)    The RIC appoints the Administrator to provide the administrative services set out in Appendix A to this Agreement (the “Administrative Services”) for the benefit of the RIC and the Funds. The Administrator accepts its appointment and agrees to provide the Administrative Services for the compensation set out in this Agreement.
(b)    The RIC appoints the Administrator to oversee the provision of the fund accounting services set out in Appendix B to this Agreement (the “Fund Accounting Services”) for the benefit of the RIC and the Funds. The Administrator accepts its appointment and agrees to oversee the provision of the Fund Accounting Services for the compensation set out in this Agreement.
2.    Fees.
(a)    For all Administrative Services and Fund Accounting Services provided or overseen, as applicable, under this Agreement, the Administrator will be compensated as set out on Appendix C.
(b)    The Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse the

RIC for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Administrator. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Administrator at any time. For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate proration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.
(c)    The Administrator will not be required to pay expenses of any activity which is primarily intended to result in the sale of shares of a Fund if and to the extent that (i) such expenses are required to be borne by a principal underwriter which acts as the distributor of a Fund’s shares pursuant to an underwriting agreement which provides that the underwriter shall assume some or all of such expenses, or (ii) the RIC on behalf of a Fund will have adopted a plan in conformity with Rule 12b-l under the Investment Company Act providing that a Fund (or some other party) will assume some or all of such expenses. The payment of any fees pursuant to a Plan, for each class, is subject to and contingent upon, the continued effectiveness of a duly adopted Plan authorizing the payment for such class.
3.    Expenses.
(a)    Except as otherwise provided in this Agreement, the Administrator will pay all costs it incurs in connection with the performance of its duties under this Agreement. The Administrator will pay the compensation and expenses of all of its personnel and will make available, without expense to the RIC, the services of its officers and employees as may duly be elected officers or Directors/Trustees of the RIC, subject to their individual consent to serve and to any limitations imposed by law.
(b)    The Administrator will not be required to pay any expenses of the RIC other than those specifically allocated to the Administrator in this Agreement. In particular, but without limiting the generality of the previous sentence, the Administrator will not be required to pay the following RIC expenses: (i) organization expenses of a Fund (including out-of-pocket expenses, but not including the Administrator’s overhead or employee costs); (ii) fees payable to the Adviser and to any other advisors or consultants of a Fund; (iii) except as otherwise agreed with the Board of Directors/Trustees, fees and expenses incurred by the RIC in connection with membership in investment company organizations; (iv) payment for portfolio pricing or valuation services to pricing agents, accountants, bankers, valuation consultants and other specialists, if any; (v) outside legal, accounting or auditing expenses (including but not limited to outside legal, accounting and auditing expenses in connection with “special equities” investments); (vi) interest, insurance premiums, taxes or governmental fees; (vii) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the RIC’s business; (viii) the expenses of and fees for registering or qualifying shares of the RIC for sale and of maintaining the registration of the RIC and registering the RIC as a broker or a dealer, if applicable; (ix) the compensation and all expenses (specifically including travel expenses relating to RIC business) of Directors/Trustees, officers and employees of the RIC who are not affiliated persons of the Administrator, (x) expenses of printing, preparing, edgarizing, mailing and filing Prospectuses (each a “Prospectus”) and Statements of Additional Information (each, an “SAI”) of a Fund, any supplements thereto, and any other regulatory filings for the RIC or a Fund; (xi) any direct charges to shareholders or a Fund approved by the Board of Directors/Trustees; (xii) costs of shareholders’ and other meetings; (xiii) costs in connection with the tabulation of proxies; (xiv) costs incurred in connection with registering with the Public Company Accounting Oversight Board; (xv) transfer agency and custodian expenses; (xvi) record-keeping and record retrieval costs associated with compliance under the Investment Company Act; and (xvii) any expenses, charges or fees payable in connection any service provided to the RICs or the Funds by State Street Bank and Trust Company (“SSB”) pursuant to that certain Administration Agreement between each RIC and SSB dated as of April 1, 2013, as amended, including, without limitation, the Fund Administration Treasury Services and the Fund Administration Tax Services.
4.    Scope of Authority. The Administrator is at all times, in the performance of its functions under this Agreement, subject to any direction and control of the Directors/Trustees of the RIC and of its officers, and to the terms of the RIC’s Articles of Incorporation or Declaration of Trust, as applicable, and the RIC’s Bylaws, in each case as amended from time to time (collectively, the “Organizational Documents”), except that it has no obligation to provide to the RIC or any Fund any services that are outside the scope of those contemplated in this Agreement. In the performance of its duties under this Agreement, the Adviser is authorized to take any action it deems advisable.
5.    Delegation.
(a)    The Administrator, upon prior notice to the RIC and in compliance with applicable law, may delegate any of the Services, or adjust any prior delegation, to any other person or persons that the Administrator controls, is controlled by, or is under common control with, or to specified employees of any such persons, to the extent permitted by applicable law.
(b)    Subject to prior approval of a majority of the members of a Fund’s Board of Directors/Trustees, including a majority of the Directors/Trustees who are not “interested persons,” the Administrator, upon prior consent of the RIC and in compliance with applicable law, may delegate or outsource any of the Services, or adjust any prior delegation or outsourcing, to any other person or persons unaffiliated with the Administrator or to specified employees of any such persons, to the extent permitted by applicable law.
(c)    Notwithstanding any delegation under clauses (a) or (b) of this Section 5, the Administrator will continue to supervise the Services provided by such persons or employees and any delegation will not relieve the Administrator of any of its obligations under this Agreement.
6.    Limitation of Liability / Indemnification.
(a)    As an inducement to the Administrator undertaking to provide services to the RIC and each Fund pursuant to this Agreement, the RIC and each Fund agrees that the

Administrator will not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the RIC or a Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement will be deemed to protect or purport to protect the Administrator against any liability to the RIC, a Fund or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.
In no event will the Administrator be liable for indirect, special or consequential damages (even if the Administrator has been advised of the possibility of such damages) arising from the obligations assumed hereunder and the services provided for by this Agreement, including but not limited to lost profits, loss of use of accounting systems, cost of capital, cost of substituted facilities programs or services, downtime costs, or claims of the applicable Fund’s shareholders for such damage.
(b)    The RIC will indemnify and hold the Administrator harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person (including a shareholder naming the Funds or any of their series or classes as a party) other than the RIC not resulting from the Administrator’s negligence, or caused by errors of judgment or mistakes of law committed by the Administrator in a good faith effort to carry out its duties under this Agreement.
(c)    At any time the Administrator may apply to any officer of a Fund for instructions, and may consult with legal counsel for a Fund, at the expense of the Fund, with respect to any matter arising in connection with this Agreement; and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the advice of such counsel. The Administrator is authorized to act on the orders, directions or instructions of such persons as the Board of Directors/Trustees from time to time designates by resolution. The Administrator will be protected in acting upon any paper or document, including any orders, directions or instructions, reasonably believed by it to be genuine and to have been signed by the proper person or persons; and the Administrator will not be held to have notice of any change of authority of any parson so authorized by a Fund until receipt of written notice from the Fund.
In carrying out the oversight of Fund Accounting Services under this Agreement the Administrator will be entitled to receive, and may rely upon, information furnished it by means of Proper Instructions (as defined below), including but not limited to; (i) the manner and amount of accrual of expenses to be recorded on the books of each Fund; (ii) the source of quotations to be used for securities as may not be available through the Administrator’s normal pricing services; (iii) the value to be assigned to any asset for which no price quotations are readily available; (iv) if applicable, the manner of computation of the public offering price and other computations as may be necessary; (v) transactions in portfolio securities; (vi) transactions in capital shares; and (vii) information received from any third party transfer agent of a Fund.

“Proper Instructions” means any certificate, letter or other instrument or telephone call reasonably believed by the Administrator to be genuine and to have been properly made or signed by any authorized officer of a Fund or person reasonably believed by the Administrator as being authorized by the Board of Directors/Trustees of a Fund. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices as from time to time agreed to by an authorized officer of a Fund and the Administrator.
7.    Term and Termination.
(a)    This Agreement will remain in force with respect to each party until the respective initial termination date listed on Schedule I and continue in force from year to year thereafter, for one year terms or as the parties may mutually agree.
(b)    This Agreement may be terminated for cause either by the RIC or the Administrator, but only after a reasonable opportunity to cure has been provided to the party accused of not performing according to the terms of this Agreement. What constitutes a reasonable amount of time to cure any deficiency will be determined by the parties in the context of action that needs to be taken in order to cure the deficiency, but in no event will the party have less than 90 days to attempt to cure the deficiency. In the event that the cause remains unremedied, the parties have the option to terminate the contract prior to its expiration date. Upon termination, the Administrator (or any designee of the Administrator) will turn over to the RIC or its designee, and cease to be obligated to retain in the Administrator’s files, any and all records pertaining to the terminated Services under this Agreement; provided, however, the Administrator (or its designee) in its discretion may make and retain copies of any and all such records and documents that it determines appropriate or for its protection.
8.    Amendment. This Agreement, including any Schedule or Appendix to this Agreement, may be amended at any time by mutual agreement of the parties. The Administrator and the RIC will consult each other regarding the Administrator’s performance of its obligations under this Agreement. Any change in the RIC’s registration statements under the Securities Act of 1933, as amended, or the Investment Company Act or in the forms relating to any plan, program or service offered by the current prospectuses of the Funds that would require a change in the Administrator’s obligations under this Agreement will be subject to the Administrator’s approval, which will not be unreasonably withheld.
9.    Services Not Exclusive. The Administrator’s services pursuant to this Agreement are not exclusive, and it is understood that the Administrator may perform similar services for other persons. In acting under this Agreement, the Administrator will be an independent contractor and not an agent of the RIC or the Funds. The Administrator and its affiliates, by separate agreement with the RIC or a Fund, may also serve the RIC or a Fund in other capacities.

10.    Limited Recourse.
(a)    With respect to any claim by the Administrator for recovery of that portion of any fees or reimbursable expenses (or any other liability of a Fund arising under this Agreement) related to a particular Fund, whether in accordance with the express terms of this Agreement or otherwise, the Administrator will have recourse solely against the assets of that Fund to satisfy the claim and will have no recourse against the assets of any other Fund, the shareholders or any Director/Trustee, officer, employee or agent of the RIC or any Fund.
(b)    Each RIC’s Organizational Documents provide that the Directors/Trustees, officers, employees, or agents of the RIC are, and each shall be deemed to be, acting as a Director/Trustee, officer, employee or agent of the RIC and not in his own individual capacity when incurring any debts, liabilities or obligations, or otherwise taking or omitting any other actions for or in connection with, the RIC.
(c)    The Administrator is hereby expressly put on notice of the limitation of liability as set forth in the Organizational Document of each RIC and it agrees that the obligations assumed by the RIC on behalf of each Fund pursuant to this Agreement will be limited in all cases to a Fund and its assets, and it will not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or any other series of the RIC, or from any Director/Trustee, officer, employee or agent of the RIC. The Administrator understands that the rights and obligations of each Fund under the Organizational Document of each RIC are separate and distinct from those of any and all other Funds.
11.    Internal Controls. The Administrator will maintain sufficient policies and procedures to reasonably ensure its ability to perform the services under this Agreement, and will monitor compliance with its policies and procedures.
12.    Security. The Administrator represents and warrants that, to the best of its knowledge, the various procedures and systems that the Administrator proposes to implement with regard to safeguarding information from loss or damage attributable to fire, theft or any other causes (including provisions for twenty-four hour restricted access) with respect to the Fund’s books and records administered pursuant to this Agreement and the Administrator’s records, data equipment facilities, and other property used in the performance of its obligations under this Agreement are adequate and that the Administrator will implement these procedures and systems in a manner calculated to ensure the performance of the Administrator’s obligations under this Agreement.
13.    No Third –Party Beneficiaries. No shareholder or any person other than each RIC) on behalf of itself and each Fund) and the Administrator is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any shareholder or person other than the RICs and the Funds in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative or other rights against the

Administrator, or (ii) create or give rise to any duty or obligation on the part of the Administrator (including without limitation any fiduciary duty) to any shareholder or person other than the RICs and the Funds, all of which rights, benefits, duties and obligations are hereby expressly excluded.
14.     Miscellaneous.
(a)    The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A signature page forwarded as an electronic image for attachment to an assembled document shall be deemed delivery of an original signature page.
(b)    In interpreting the provisions of this Agreement, the definitions under the Investment Company Act (particularly the definitions of “interested person,” “affiliated person,” “assignment” and “majority of the outstanding voting securities”) will be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation, or order.
(c)    In connection with the operation of this Agreement, the RIC and the Administrator may agree from time to time on interpretations of or in addition to the provisions of this Agreement as in their joint opinions may be consistent with this Agreement. Any such interpretive or additional provisions will be in writing, signed by both parties and annexed, but no such provisions will be deemed to be an amendment of this Agreement.
(d)    If the Administrator is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of national emergencies, acts of civil or military authority, fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God, acts of terrorism, equipment, utility or transmission failure or damage, and/or any other cause or casualty beyond the reasonable control of the Administrator, whether similar to the foregoing matters or not, then, upon written notice to a Fund, the requirements of this Agreement that are affected by such disability, to the extent so affected, will be suspended during the period of such disability; provided, however, that the Administrator will make reasonable effort to remove such disability as soon as possible.
(e)    This Agreement will be governed, construed and enforced in accordance with the laws of the state of Maryland applicable to agreements made and to be performed entirely in that jurisdiction, without regard to that jurisdiction’s conflict of laws provisions, provided that nothing in this Agreement will be construed in a manner inconsistent with the Investment Company Act, or in a manner which would cause a Fund to fail to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended.

(f)    This Agreement constitutes the entire agreement between the parties concerning the subject matter, and supersedes any and all prior understandings.
(g)    If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder will not be affected.
(h)    Any notice required under this Agreement will be sufficiently given when delivered or mailed to the other party at the address of such party set out below or to such other persons or at such address as such party may from time to time specify in writing to the other party.
If to RIC:
[RIC NAME]
c/o Calvert Investment Management, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, MD 20814
Attention: Marybeth Pilat, Fund Controller

with a copy to:

[RIC NAME]
c/o Calvert Investment Management, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, MD 20814
Attention: Legal Department

If to Administrator:

Calvert Investment Administrative Services, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, MD 20814

Attention:	Vicki Benjamin, Executive Vice President, Chief Financial Officer and Chief Operating Officer

with a copy to:

Calvert Investment Administrative Services, Inc.
c/o Calvert Investment Management, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, MD 20814
Attention: Legal Department

Except as otherwise provided in this Agreement or as required by law, the Administrator will keep confidential all records of and information in its possession relating to the RIC, and or its shareholders or shareholder accounts and will not disseminate those records and information except at the request of or with the consent of a Fund.
[The rest of this page is intentionally blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

CALVERT RESPONSIBLE INDEX SERIES, INC.
CALVERT SOCIAL INVESTMENT FUND
CALVERT IMPACT FUND, INC.
CALVERT WORLD VALUES FUND, INC.
CALVERT SAGE FUND
CALVERT MANAGEMENT SERIES
THE CALVERT FUND
CALVERT VARIABLE PRODUCTS, INC.
CALVERT VARIABLE SERIES, INC.

By: /s/ Marybeth Pilat
Name: Marybeth Pilat
Title: Fund Controller

CALVERT INVESTMENT ADMINISTRATIVE SERVICES, INC.

By: /s/ Vicki L. Benjamin
Name: Vicki Benjamin
Title: Executive Vice President, Chief Financial Officer, and Chief Administrative Officer

APPENDIX A
ADMINISTRATIVE SERVICES
Services
Subject to the oversight and control of the Directors/Trustees of the RIC, the Administrator will manage, supervise and conduct all business and affairs of the RIC in connection with its operation as an open-end fund, other than those governed by the Investment Advisory Agreements or otherwise provided by other parties, including without limitation;
1.provide the RIC with personnel as are reasonably necessary to perform the Services;
2.    (a) the preparation and submission of reports and meeting materials to the Board of Directors/Trustees and to existing shareholders and (b) prepare and file the periodic updating of the RIC’s prospectus and statement of additional information and prepare and file any currently required or to be required reports filed with the Securities and Exchange Commission and other regulatory and self-regulatory authorities including, but not limited to, preliminary and definitive proxy materials, post-effective amendments to the Registration Statement, semi-annual reports on Form N-SAR, Form N-CSR, Form N-Q, and notices pursuant to Rule 24f-2 under the Investment Company Act;
3.    Coordinate regulatory examinations of the Funds, including examinations conducted by the Securities & Exchange Commission (“SEC”), and responses to questions from regulators;
4.    maintain all of the RIC’s records as required by the Investment Company Act, except for those records to be maintained by the investment adviser under the Investment Advisory Agreements or by another party under any other agreement with the RIC;
5.    provide the RIC with adequate office space and all necessary office equipment and services, including but not limited to telephone service, heat, utilities, stationary supplies and similar items;
6.    supervise, negotiate contractual arrangements with (to the extent appropriate) and monitor the performance of, third party accounting agents, custodians, depositories, transfer agents, pricing agents, independent accountants and auditors, attorneys, printers, insurers and other persons in any capacity deemed to be necessary or desirable to RIC or Fund operations;
7.    monitor the valuation of portfolio securities and monitor compliance with board-approved valuation procedures;
8.    assist in establishing the accounting and tax policies of each Fund;
9.    arrange for the preparation and filing for the RIC of all required tax returns;

10.    monitor compliance with and maintain the information necessary to ensure compliance with Subchapter M of the Internal Revenue Code (IRC), including asset diversification testing and gross income testing, as well as other information necessary for other regulatory filings;
11.    identify and analyze book-tax differences, including the monitoring of wash sales;
12.    perform annual computation of tax basis distributions for both excise and regular tax purposes, as well as preparation of the Return of Capital Statement of Position book accounting adjustments;
13.    assist in the resolution of accounting issues that may arise with respect to each Fund’s operations and consulting with each Fund’s independent accountants, legal counsel and each Fund’s other agents as necessary in connection therewith;
14.    establish and monitor each Fund’s operating expense budgets and expense accruals;
15.    review each Fund’s bills and process the payment of bills that have been approved by an authorized person of the applicable Fund;
16.    assist each Fund in determining the amount of dividends and distributions available to be paid by each Fund to its shareholders and providing the transfer agent and the custodian with the information that is required for those parties to effect the payment of dividends and distributions;
17.    assist with the preparation of 1099-DIV reporting of distributions from mutual funds;
18.    provide to the RIC’s Board of Directors/Trustees periodic and special reports as the Board may reasonably request; including but not limited to reports concerning the services of the administrator, pricing vendors, fund accounting and custodian agents; and
19.    otherwise assist the RIC as it may reasonably request in the conduct of each Fund’s business.

APPENDIX B
OVERSIGHT OF FUND ACCOUNTING SERVICES
Services
Subject to the general supervision of the Board of Directors/Trustees of the RIC, the Administrator will oversee the fund accounting agent in its provision of the following fund accounting services to the RIC:
1.    Oversee service provider performance of all Fund accounting and custodial functions and establish control procedures for reviewing such performance;
2.    Maintain and preserve all accounts, books, financial records and other documents as are required of each Fund under Section 31(a) of the Investment Company Act and Rules 31a-l, 31a-2 and 31a-3 under the Investment Company Act, applicable federal and state laws and any other law or administrative rules or procedures which may be applicable to a Fund, other than (a) those accounts, books and financial records required to be maintained by a Fund’s custodian or (b) transfer agent and/or books and records maintained by all other service providers necessary for a Fund to conduct its business as a registered open-end management investment company. All such books and records shall be the property of the applicable Fund and will at all times during regular business hours be open for inspection by, and will be surrendered promptly upon request of, duly authorized officers of the Fund. All such books and records will at all times during regular business hours be open for inspection, upon request of duly authorized officers of the applicable Fund, by employees or agents of the applicable Fund and employees and agents of the Securities and Exchange Commission;
3.    Record the current day’s trading activity and other proper bookkeeping entries as are necessary for determining that day’s net asset value and net income;
4.    Maintain records in accordance with generally accepted accounting principles to the extent required under applicable law;
5.    Render statements or copies of records as from time to time are reasonably requested by a Fund;
6.    Facilitate audits of accounts by a Fund’s independent public accountants or by any other auditors employed or engaged by a Fund or by any regulatory body with jurisdiction over the applicable Fund;
7.    Oversee the determination of each Fund’s net asset value per share, and, if applicable, its daily dividend rate and yield, in accordance with this Agreement and, through the Accounting Agent, notify the applicable Fund and any other persons as that Fund may reasonably request of the net asset value per share and/or its daily dividend rate and yield. In connection with the computation:

(i)    The Administrator will oversee the computation of each Fund’s net asset value, including net income, in a manner consistent with the specific provisions of the Registration Statement. The computation will be made as of the time or times specified in each Fund’s Registration Statement.
(ii)    The Administrator will oversee the computation of the daily dividend rates and yields, if applicable, in accordance with the methodology set out in each Fund’s Registration Statement.
(iii)    The Administrator will review NAV errors and approve corrective action.
(iv)    The Administrator will participate in the review of daily security pricing (valuation);
and
(v)    For purposes of valuing the securities of a Fund, securities will be valued in accordance with (a) that Fund’s Registration Statement; (b) the resolutions of the Board of Directors/Trustees of each Fund at the time in force and applicable, as they may from time to time be delivered to the Administrator, (c) Board-approved valuation policies and procedures, and (d) any other Proper Instructions from the officers of each Fund or other persons as are from time to time authorized by the Board of Directors/Trustees of the applicable Fund to give instructions with respect to computation and determination of the net asset value. The Administrator may use one or more external pricing services, including broker-dealers, provided that the Board of Directors/Trustees or an appropriate officer of the applicable Fund will have approved such use in advance.

APPENDIX C
ADMINISTRATIVE SERVICES AND OVERSIGHT OF FUND ACCOUNTING SERVICES
FEE SCHEDULE
The RIC on behalf of each Fund will pay the Administrator in United States Dollars following the last day of each month the unpaid balance of a fee equal to the sum of all the daily administrative service fee accruals from the previous month. The daily administrative service fee accrual is calculated on a daily basis by multiplying a Fund’s prior day’s net assets by 0.12% (12 basis points) and dividing that product by the number of days in that year. The Administrator will be entitled to receive during any month such interim payments of its fee under this Agreement as it will request, provided that no such payment will exceed 75 percent of the amount of its fee then accrued on the books of a Fund and unpaid.
The “average daily net assets” of each Fund will mean the average of the values placed on the Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value, of the Fund is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such time. The value of the net assets of each Fund will always be determined pursuant to the applicable provisions of the RIC’s Organizational Document, as amended from time-to-time and the Registration Statement. If the determination of net asset value for a Fund does not take place for any particular day, then for the purposes of this Agreement, the value of the net assets of the Fund as last determined will be deemed to be the value of its net assets as of 4:00 p.m. (New York time), or as of such other time as the value of the net assets of the Fund’s portfolio may be lawfully determined on that day. If a Fund determines the value of the net assets of its portfolio more than once on any day, than the last such determination thereof on that day will be deemed to be the sole determination thereof on that day for the purposes of this Agreement.
The Administrator agrees to waive the portion of the fee due under this Agreement in connection with each Fund and share class specified in the following chart. The amount of such waiver is the number of basis points specified in the column labeled “Fee Waiver (in bps)” and the waiver shall remain in effect until the date specified in the column labeled “Fee Waiver Termination Date”.

Fund Name	Share Class	Fee Waiver (in bps)	Fee Waiver Termination Date
Calvert Emerging Markets Equity Fund	Class I	2	January 31, 2018
Calvert Capital Accumulation Fund	Class I	2	January 31, 2018
Calvert Small Cap Fund	Class I	2	January 31, 2018
Calvert Equity Portfolio	Class I	2	January 31, 2018
Calvert Large Cap Core Portfolio	Class I	2	January 31, 2018

Fund Name	Share Class	Fee Waiver (in bps)	Fee Waiver Termination Date
Calvert Global Value Fund	Class I	2	April 30, 2018
Calvert Global Equity Income Fund	Class I	2	April 30, 2018
Calvert U.S. Large Cap Core Responsible Index Fund	Class I	2	January 31, 2018
Calvert U.S. Large Cap Growth Responsible Index Fund	Class A	12	January 31, 2018
Calvert U.S. Large Cap Growth Responsible Index Fund	Class C	12	January 31, 2018
Calvert U.S. Large Cap Growth Responsible Index Fund	Class Y	12	January 31, 2018
Calvert U.S. Large Cap Growth Responsible Index Fund	Class I	12	January 31, 2018
Calvert U.S. Large Cap Value Responsible Index Fund	Class A	12	January 31, 2018
Calvert U.S. Large Cap Value Responsible Index Fund	Class C	12	January 31, 2018
Calvert U.S. Large Cap Value Responsible Index Fund	Class Y	12	January 31, 2018
Calvert U.S. Large Cap Value Responsible Index Fund	Class I	12	January 31, 2018
Calvert U.S. Mid Cap Core Responsible Index Fund	Class A	12	January 31, 2018
Calvert U.S. Mid Cap Core Responsible Index Fund	Class C	12	January 31, 2018
Calvert U.S. Mid Cap Core Responsible Index Fund	Class Y	12	January 31, 2018
Calvert U.S. Mid Cap Core Responsible Index Fund	Class I	12	January 31, 2018
Developed Markets Ex-U.S. Responsible Index Fund	Class A	12	January 31, 2018
Developed Markets Ex-U.S. Responsible Index Fund	Class C	12	January 31, 2018
Developed Markets Ex-U.S. Responsible Index Fund	Class Y	12	January 31, 2018
Developed Markets Ex-U.S. Responsible Index Fund	Class I	12	January 31, 2018
Calvert Income Fund	Class I	2	January 31, 2018
Calvert Short Duration Income Fund	Class I	2	January 31, 2018
Calvert Bond Portfolio	Class I	2	January 31, 2018
Calvert Long-Term Income Fund	Class I	2	January 31, 2018

Fund Name	Share Class	Fee Waiver (in bps)	Fee Waiver Termination Date
Calvert Ultra-Short Income Fund	Class I	2	January 31, 2018
Calvert Green Bond Fund	Class I	2	January 31, 2018
Calvert High Yield Bond Fund	Class A	2	January 31, 2018
Calvert High Yield Bond Fund	Class C	2	January 31, 2018
Calvert High Yield Bond Fund	Class Y	2	January 31, 2018
Calvert High Yield Bond Fund	Class I	2	January 31, 2018
Calvert Unconstrained Bond Fund	Class I	2	April 30, 2018
Calvert Tax-Free Responsible Impact Bond Fund	Class A	2	April 30, 2018
Calvert Tax-Free Responsible Impact Bond Fund	Class C	2	April 30, 2018
Calvert Tax-Free Responsible Impact Bond Fund	Class Y	2	April 30, 2018
Calvert Tax-Free Responsible Impact Bond Fund	Class I	2	April 30, 2018
Calvert VP S&P 500 Index Portfolio	Class I	2	April 30, 2018
Calvert VP S&P MidCap 400 Index Portfolio	Class I	2	April 30, 2018
Calvert VP S&P MidCap 400 Index Portfolio	Class F	2	April 30, 2018
Calvert VP Nasdaq 100 Index Portfolio	Class I	2	April 30, 2018
Calvert VP Nasdaq 100 Index Portfolio	Class F	2	April 30, 2018
Calvert VP Russell 2000 Small Cap Index Portfolio	Class I	2	April 30, 2018
Calvert VP Russell 2000 Small Cap Index Portfolio	Class F	2	April 30, 2018
Calvert VP EAFE International Index Portfolio	Class I	2	April 30, 2018
Calvert VP EAFE International Index Portfolio	Class F	2	April 30, 2018
Calvert VP Investment Grade Bond Index Portfolio	Class I	2	April 30, 2018
Calvert VP Investment Grade Bond Index Portfolio	Class I	2	April 30, 2018

Fund Name	Share Class	Fee Waiver (in bps)	Fee Waiver Termination Date
Calvert VP Natural Resources Portfolio	Class I	2	April 30, 2018
Calvert VP SRI Large Cap Value Portfolio	Class I	2	April 30, 2018
Calvert VP Volatility Managed Moderate Portfolio	Class F	2	April 30, 2018
Calvert VP Volatility Managed Moderate Growth Portfolio	Class F	2	April 30, 2018
Calvert VP Volatility Managed Growth Portfolio	Class F	2	April 30, 2018

SCHEDULE I

Registered Investment Company                Original Commencement Date

CALVERT RESPONSIBLE INDEX SERIES, INC.        June 22, 2000
CALVERT SOCIAL INVESTMENT FUND            March 1, 1999
CALVERT IMPACT FUND, INC.                October 31, 2000
CALVERT WORLD VALUES FUND, INC.            March 1, 1999
CALVERT SAGE FUND                    December 12, 2008
CALVERT MANAGEMENT SERIES            January 3, 1984
THE CALVERT FUND                    March 1, 1999
CALVERT VARIABLE PRODUCTS, INC.            December 12, 2008
CALVERT VARIABLE SERIES, INC.            March 1, 1999

SCHEDULE II
Fund Name                                Effective Date
Calvert International Equity Fund                    February 1, 2016
Calvert Global Energy Solutions Fund                February 1, 2016
Calvert Global Water Fund                        February 1, 2016
Calvert Emerging Markets Equity Fund                February 1, 2016
Calvert International Opportunities Fund                February 1, 2016
Calvert Balanced Portfolio                        February 1, 2016
Calvert Capital Accumulation Fund                    February 1, 2016
Calvert Small Cap Fund                        February 1, 2016
Calvert Equity Portfolio                        February 1, 2016
Calvert Global Value Fund                        May 1, 2016
Calvert Global Equity Income Fund                    May 1, 2016
Calvert U.S. Large Cap Core Responsible Index Fund        February 1, 2016
Calvert U.S. Large Cap Growth Responsible Index Fund        February 1, 2016
Calvert U.S. Large Cap Value Responsible Index Fund        February 1, 2016
Calvert U.S. Mid Cap Core Responsible Index Fund            February 1, 2016
Calvert Developed Markets Ex-U.S. Responsible Index Fund    February 1, 2016
Calvert Large Cap Core Portfolio                    February 1, 2016
Calvert Conservative Allocation Fund                February 1, 2016
Calvert Moderate Allocation Fund                    February 1, 2016
Calvert Aggressive Allocation Fund                    February 1, 2016
Calvert Income Fund                            February 1, 2016
Calvert Short Duration Income Fund                    February 1, 2016
Calvert Bond Portfolio                        February 1, 2016
Calvert Long-Term Income Fund                    February 1, 2016
Calvert Ultra-Short Income Fund                    February 1, 2016
Calvert Green Bond Fund                        February 1, 2016
Calvert High Yield Bond Fund                    February 1, 2016
Calvert Unconstrained Bond Fund                    May 1, 2016
Calvert Tax-Free Responsible Impact Bond                May 1, 2016
Calvert VP S&P 500 Index Portfolio                    May 1, 2016
Calvert VP S&P MidCap 400 Index Portfolio            May 1, 2016
Calvert VP Nasdaq 100 Index Portfolio                May 1, 2016
Calvert VP Russell 2000 Small Cap Index Portfolio            May 1, 2016
Calvert VP EAFE International Index Portfolio            May 1, 2016
Calvert VP Investment Grade Bond Index Portfolio            May 1, 2016
Calvert VP Natural Resources Portfolio                May 1, 2016
Calvert VP SRI Balanced Portfolio                    May 1, 2016
Calvert VP SRI Mid Cap Growth Portfolio                May 1, 2016
Calvert VP SRI Large Cap Value Portfolio                May 1, 2016
Calvert VP Volatility Managed Moderate Portfolio            May 1, 2016

Calvert VP Volatility Managed Moderate Growth Portfolio        May 1, 2016
Calvert VP Volatility Managed Growth Portfolio            May 1, 2016